PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED March 27, 1998)

6,000,000 Securities

AES TRUST II

$2.75 Term Convertible Securities, Series B ("TECONS (SM)")

(Liquidation amount $50 per security) fully and unconditionally guaranteed by, and convertible into Common Stock of,

THE AES CORPORATION

         The Prospectus, dated March 27, 1998 (the "Prospectus"), relating to the offering for resale of up to 6,000,000 $2.75 Term Convertible Securities, Series B (the "TECONS"), liquidation preference $50 per security, issued by AES Trust II, a statutory business trust created under the laws of the State of Delaware, which were issued and sold in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, is hereby supplemented as set forth below.

         The table on pages 68 and 69 of the Prospectus (the "Table of Selling Holders"), which sets forth information with respect to the Selling Holders (as defined in the Prospectus) and the respective number of TECONS beneficially owned by each Selling Holder that may be offered for resale pursuant to the Prospectus is hereby supplemented as follows:

         1) The number of TECONS to be sold by J.P. Morgan Securities Inc. is increased by 12,000.

         2) The number of TECONS to be sold by Worldwide Transactions Limited is increased by 40.

         None of such Selling Holders has a material relationship with AES Trust II or The AES Corporation except as described in the Prospectus.















THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JUNE 5, 1998